As filed with the Securities and Exchange Commission on January 22, 2007
Registration No. 333-88611

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TriPath Imaging, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	56-1995728
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
780 Plantation Drive, Burlington, North Carolina 27215
(336) 222-9707
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

AMENDED AND RESTATED 1996 EQUITY INCENTIVE PLAN
(Full title of the plan)

Vincent A. Forlenza
President
TriPath Imaging, Inc.
780 Plantation Drive
Burlington, NC 27215
(336) 222-9707
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-88611) filed by TriPath Imaging, Inc. (“TriPath Imaging”) with the Securities and Exchange Commission (the “Commission”) on October 7, 1999 (the “Registration Statement”) relating to 3,396,293 shares of TriPath Imaging’s common stock, par value $0.01 per share (the “Common Stock”). The Registration Statement registered the shares of Common Stock for issuance by TriPath Imaging pursuant to the Amended and Restated 1996 Equity Incentive Plan.
     On December 20, 2006, Becton, Dickinson and Company (“BD”), Timpani Acquisition Corp., a wholly-owned subsidiary of BD (“Merger Sub”) and TriPath Imaging completed the merger of Merger Sub with and into TriPath Imaging (the “Merger”) pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of September 8, 2006, by and among such parties. As a result of the Merger, TriPath Imaging became a wholly-owned subsidiary of BD and each issued and outstanding share of TriPath Imaging’s stock not already held by BD was cancelled in exchange for the right to receive in cash $9.25 per share of Common Stock. The Common Stock ceased trading on The Nasdaq Global Market at the close of business on December 20, 2006. In connection with the Merger, TriPath Imaging has filed a Form 15 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 to terminate the registration of the Common Stock.
     In connection with the closing of the Merger, TriPath Imaging has terminated all of its offerings of its common stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by TriPath Imaging in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of TriPath Imaging which remain unsold at the termination of the offering, TriPath Imaging hereby removes from registration all shares of the Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.
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SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Burlington, State of North Carolina, on the 21st day of December 2006.

TRIPATH IMAGING, INC.

By:	/s/ Gary DeFazio

Name: Gary DeFazio
Title: Assistant Secretary
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 21st day of December 2006.

Name	Title

/s/ Vincent A. Forlenza Vincent A. Forlenza	President (Principal Executive Officer)
/s/ Richard K. Berman Richard K. Berman	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)
/s/ Richard A. Carbone Richard A. Carbone	Director
/s/ Gary M. DeFazio Gary M. DeFazio	Director
/s/ David W. Highet David W. Highet	Director

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